Exhibit 10.15

TOPBUILD

TERMS AND CONDITIONS OF

RESTRICTED STOCK AWARDS GRANTED UNDER THE

NON-EMPLOYEE DIRECTORS EQUITY PROGRAM UNDER THE

2015 LONG TERM STOCK INCENTIVE PLAN

These Terms and Conditions apply to an award to you of restricted stock (the “Grant”) by TopBuild Corp. (the “Company”). The grant date, number of shares, restricted period and other details of the Grant (“Grant Information”) are described on Exhibit A hereto. By accepting the Grant on the Company’s online stock administration portal, you (i) agree to accept the Grant, (ii) voluntarily agree to these Terms and Conditions and the provisions of the Non-Employee Directors Equity Program (as effective on the date of this Grant, the “Program”) under the Company’s 2015 Long Term Stock Incentive Plan (as effective on the date of this Grant, the “Plan”), and (iii) acknowledge that:

•	you have read and understand these Terms and Conditions, and are familiar with the provisions of the Program and the Plan, including the restrictive covenants contained therein;
•	you have received or have access to all of the documents referred to in these Terms and Conditions; and
•

all of your rights to the Grant are embodied in these Terms and Conditions, the Program and the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of equity awards, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the Grant (including the Grant Information) are set forth in these Terms and Conditions, the Program and the Plan. These Terms and Conditions together with the Grant Information constitute your restricted stock award agreement (the “Agreement”). Please read these documents carefully. Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Program and the Plan. Copies of the Program and the Plan, and information about the Company, are available on the Company’s online stock administration portal.

The Grant is subject to certain restrictions.

Certificates for the shares of the Restricted Stock will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this Grant. You will be entitled to vote and receive any cash dividends (net of required tax withholding) on the Restricted Stock, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares except in accordance with the Program and the Plan. Provided you have been continuously serving as a director of the Company since the date of the Grant, the restrictions on the Restricted Stock will lapse at the end of the Restricted Period set forth on Exhibit A hereto.

Pursuant to Section 6(d)(ii) of the Plan, if your service to the Company is terminated by reason of your permanent and total disability, or if you should die while restrictions on the

Restricted Stock remain in effect, the restrictions on the Restricted Stock will lapse and your rights to the shares will become unrestricted on the date of such disability or death.

The restrictions on the Restricted Stock will lapse and your rights to the shares will become unrestricted upon a Change in Control.

If your service to the Company is terminated for any reason while restrictions on the Restricted Stock remain in effect, with or without cause and other than for a reason described above, all the Restricted Stock will be automatically forfeited to the Company.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Award Agreements and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement, the Program or the Plan or the provisions of any other equity awards or other agreements relating to Company stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the Daytona Beach, Florida area or such other location in the Daytona Beach, Florida area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any equity award to the extent the provisions of such other agreement requires arbitration between you and the Company, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Grant does not imply any service commitment by the Company.

You agree that the Grant and acceptance of the Grant does not imply any commitment by the Company to your continued service relationship, and that the Company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your service relationship at any time.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal, state and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to shares acquired pursuant to the Grant as may be requested by the Company or any of its subsidiaries or affiliated companies.

You agree that the Grant and certain Awards previously granted to you will be subject to recovery by the Company.

You agree that if your service to the Company is terminated for Cause (as defined below), the Company shall have the discretion to require you to return some or all of the Proceeds (as defined below) from Subject Awards (as defined below), and may require you to forfeit and surrender to the Company all or a portion of the Subject Awards, notwithstanding any expiration of the Program or Plan or of the rights or obligations otherwise arising under the Subject Awards.

For purposes hereof, the following capitalized terms shall have the meaning ascribed thereto below:

“Cause” means:

(a)

a material failure to perform your stated duties, and your continued failure to cure such failure to the reasonable satisfaction of the other members of the Board of Directors of the Company (“Other Members”) within ten (10) days following written notice of such failure from the Other Members;

(b)	a material violation of a Company policy (including any insider trading policy) or any written agreement or covenant with the Company;
(c)	a conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses, the effect of which do not materially impair your performance of your duties);
(d)	a willful act by you that constitutes gross misconduct and which is injurious to the Company;
(e)	commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;
(f)

unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or

(g)	willful failure to cooperate with an investigation by a governmental authority.

The determination as to Cause will be made in good faith by the Other Members and will be final and binding.

“Subject Awards” means the Grant and other Awards granted under the Plan, and awards granted under any other plan, program or agreement, in each case to the extent such Awards are granted or became vested during the three-year period preceding the date your service to the Company is terminated for Cause.

“Proceeds” means Shares or cash received pursuant to the Grant or other Subject Award (or, in the event that such Shares have been disposed of, cash in an amount equal to the Fair Market Value of the Shares on the date of grant or disposition, as determined by the Other Members).

General Provisions

These Terms and Conditions shall be governed by and interpreted in accordance with Florida law. The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

Exhibit A

[Participant Name]

Grant details are listed below:

Award Date	Award Type	Award ID	Shares Awarded	Share Price	Restricted Period	Acknowledgement Date
[Grant Date]	[Grant Type]	[Client Grant ID]	[Number of Shares Granted]	[Grant Date FMV]	[Restricted Period]	[Acceptance Date]

[Signed Electronically]